                                   EXHIBIT 99



                                 PRESS RELEASE
                             DATED OCTOBER 25, 1996

RELIANCE BANCSHARES, INC.                          NEWS RELEASE
3140 SOUTH 27TH STREET
MILWAUKEE, WI 53215                                FOR IMMEDIATE RELEASE

                                                   RELIANCE BANCSHARES, INC.
FOR MORE INFORMATION CONTACT:                      DECLARES ONE-TIME SPECIAL
                                                   DISTRIBUTION OF $3.00 PER
     ALLAN T. BACH                                 SHARE
     PRESIDENT AND CEO
     (414) 671-2222

________________________________________________________________________________

         Milwaukee, Wisconsin, October 25, 1996... Reliance Bancshares, Inc. (the "Company") (NASDAQ:RELI), the parent company of Reliance Savings Bank (the "Bank"), today announced that the Board of Directors of the Company has authorized payment of a special distribution of $3.00 per share payable on November 15, 1996 to shareholders of record on November 6, 1996.

         The Company has been advised that a significant portion of the special distribution will represent a non-taxable return of capital that would result in a reduction in the cost basis of each share. The exact amount of the distribution that could be considered non-taxable will be determined after the Company's results of operations for the period beginning April 18, 1996 through December 31, 1996 have been finalized and shareholders will be advised accordingly as soon as such determination has been made. Shareholders are urged to consult their own tax advisors to determine their individual income tax situation regarding the special distribution.

         Allan T. Bach, President and Chief Executive Officer of the Company, commented that "The Board of Directors has continued to analyze the Company's capital position from the outset of its becoming a public company and has determined that this is an excellent opportunity to deploy some of our excess capital to further our commitment to maximize the return to our shareholders."

         Reliance Bancshares, Inc. became the holding company of Reliance Savings Bank upon consummation of the conversion of the Bank from mutual to stock form on April 18, 1996. As part of the Conversion, the Company sold 2,562,344 shares of its common stock at $8.00 per share. The Company, with total assets of $47.8 million at June 30, 1996, operates one full service banking facility in the southern portion of Milwaukee.